Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-102221 of Radiant Systems, Inc. on Form S-3 and in Registration Statements No.’s 333-23237, 333-41327, 333-62157 and 333-71892 of Radiant Systems, Inc. on Forms S-8 of our report dated March 12, 2004, relating to the consolidated financial statements and schedule of Radiant Systems, Inc as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets on January 1, 2002 and the application of procedures relating to certain disclosures and adjustments of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and adjustments) appearing in this Annual Report on Form 10-K of Radiant Systems, Inc. for the year ended December 31, 2003.

/s/ Deloitte and Touche LLP

Atlanta, GA

March 15, 2004